Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of ImmunoGen, Inc. of our reports dated March 7, 2018, with respect to the consolidated financial statements of ImmunoGen, Inc. and the effectiveness of internal control over financial reporting of ImmunoGen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 30, 2018